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Contact:

     Glenn Sblendorio
     Chief Financial Officer
     T: 212-824-3100
     F: 212-824-3240
     E-mail: glenn.sblendorio@eyetech.com
             ----------------------------
     www.eyetech.com

FOR IMMEDIATE RELEASE


                     EYETECH PHARMACEUTICALS, INC. COMPLETES
                            SECONDARY PUBLIC OFFERING

                       ALL OVER-ALLOTMENT SHARES ARE SOLD

New York, NY -- June 2, 2004 -- Eyetech Pharmaceuticals, Inc. (Nasdaq: EYET) today announced the completion of a secondary offering of 4,439,000 shares of its common stock, which includes 579,000 shares sold upon full exercise of the underwriters' over-allotment option. All of the shares were sold by selling stockholders at $38.50 per share. Eyetech did not sell any shares in, or receive any proceeds from, the offering.

The joint book-running managers of the offering were Merrill Lynch & Co. and Morgan Stanley, and Bear, Stearns & Co. Inc. acted as co-manager.

Copies of the final prospectus relating to this offering may be obtained by contacting either Merrill Lynch's prospectus department at 4 World Financial Center, New York, NY 10080 or Morgan Stanley's prospectus department at 1585 Broadway, New York, NY 10036-8200.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Eyetech

Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech's initial focus is on diseases affecting the back of the eye. The company's most advanced product candidate is Macugen(TM) (pegaptanib sodium injection), which Eyetech is developing with Pfizer Inc. for the prevention and treatment of diseases of the eye and related conditions. Eyetech's lead clinical trials include two Phase 2/3 pivotal clinical trials for the use of Macugen in the treatment of the wet form of age-related macular degeneration, a Phase 2 clinical trial for the use of Macugen for the treatment of diabetic macular edema and a Phase 2 clinical trial for the use of Macugen in the treatment of retinal vein occlusion.